Exhibit 10.5

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of November 15, 2024 by and between WisdomTree Bitcoin Fund, a Delaware Statutory Trust (hereinafter the “Trust”), having its principal office and place of business at 250 West 34th Street, 3rd Floor, New York, New York 10119, and The Bank of New York Mellon (“BNY Mellon”), a New York corporation authorized to do a banking business. BNY Mellon and the Trust are collectively referred to as the “Parties” and individually as a “Party.” This Agreement shall be effective on November 25, 2024 or such other date as the Trust and BNY Mellon may agree in writing (the “Effective Date”).

W I T N E S S E T H :

WHEREAS, the Trust will issue shares pursuant to the 1933 Act (as defined below);

WHEREAS, The Trust desires to retain BNY Mellon to provide the services described herein and on Schedule I hereto, and BNY Mellon is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.            Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority over the Trust.

“Authorized Person” shall mean each person, whether or not an officer or an employee of the Trust or the Sponsor, duly authorized to execute this Agreement and to give Instructions on behalf of the Trust as set forth in Exhibit A hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto. From time to time the Trust may deliver a new Exhibit A to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit A actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Confidential Information” shall have the meaning given in Section 18 of this Agreement.

“Documents” shall mean such other documents, including but not limited to, resolutions of the Sponsor authorizing the execution, delivery and performance of this Agreement by the Trust, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Electronic Access Services” means such services made available by BNY Mellon or a BNY Mellon Affiliate to the Trust to electronically access information relating to the Accounts and/or transmit Instructions.

“Instructions” shall mean, with respect to this Agreement, instructions issued to BNY Mellon by way of (a) one of the following methods (each as and to the extent specified by BNY Mellon as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person or (iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the Parties and that appear on their face to have been transmitted by an Authorized Person.

“Key Personnel” means (i) the designated primary relationship individual and service individual assigned to the Trust as of the Effective Date, (ii) the BNY Mellon personnel identified by BNY Mellon as the primary points of contact for each BNY Mellon function, and (iii) such other personnel as assigned from time to time in accordance with Sections 5(q) and 5(r) of this Agreement.

“Net Asset Value” shall mean the per share value of the Trust, calculated in the manner described in the Trust’s Offering Materials.

“Offering Materials” shall mean the Trust’s currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Trust , including any amendments and supplements thereto.

“Oral Instructions” shall mean, with respect to this Agreement, spoken instructions received by BNY Mellon under permissible circumstances agreed by the Trust and BNY Mellon, all in such manner and in accordance with such testing and authentication procedures as the Parties shall agree upon from time to time, and reasonably believed by BNY Mellon to be from an Authorized Person.

“Organizational Documents” shall mean certified copies of the Trust’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, declaration of trust, trust instrument, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to the Trust, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) or any other applicable domestic or foreign authority with jurisdiction over the Trust.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act and the 1934 Act.

“Shares” means the shares of beneficial interest of any series or class of the Trust.

“Sponsor” shall mean WisdomTree Digital Commodity Services, LLC, the Trust’s sponsor.

2.       Appointment.

The Trust hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein. BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.       Representations and Warranties; Covenants.

(a)           (i) The Trust hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

I.            It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

II.            This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms;

III.            The Sponsor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification;

IV.            It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

The Trust will maintain policies and procedures reasonably designed to ensure that all investments for the Trust are conducted in compliance with anti-corruption laws, Anti-Money Laundering Laws, and Sanctions applicable to the Trust. The Trust shall cooperate with BNY Mellon and provide assistance reasonably requested by BNY Mellon in connection with any anti-money laundering, terrorist financing or sanctions-related inquiries.

V.            The method of valuation of the assets of the Trust and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Trust. To the extent the performance of any Valuation Support and Computation Accounting services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for the Trust would violate any applicable laws or regulations, the Trust shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of Trust assets, net asset value or other computation, as the case may be, or, instruct BNY Mellon in writing to value Trust assets and/or compute Net Asset Value or other computations in a manner the Trust specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Trust that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;

VI.            Each person named on Exhibit A hereto is duly authorized by the Trust to be an Authorized Person hereunder;

VII.            It has implemented, and will act in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus), each calculation of net asset value provided by BNY Mellon hereunder to Authorized Participants at the time BNY Mellon provides such calculation to Authorized Participants.

IX.            Without limiting the provisions of Section 18 below, the Trust shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (A) to its employees, regulators, examiners, internal and external accountants, auditors, and counsel, (B) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY Mellon (such approval not to be unreasonably withheld), (C) to any other person when required by applicable law, a court order or legal process, (D) as agreed in writing by BNY Mellon or (E) whenever advised by its counsel that it would be liable for a failure to make such disclosure. The Trust shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of the Trust’s obligations of confidentiality hereunder; and

X.            The Trust shall promptly notify BNY Mellon in writing of any and all legal proceedings or securities investigations filed or commenced against the Trust or the Sponsor that are related to this Agreement or that might materially adversely impact the Trust’s ability to perform its obligations under the Agreement.

(b)          BNY Mellon hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing, that:

I.            It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

II.            This Agreement has been duly authorized, executed and delivered by BNY Mellon in accordance with all requisite corporate action and constitutes a valid and legally binding obligation of BNY Mellon, enforceable in accordance with its terms;

III.            It is in compliance, in all material respects, with laws and regulations applicable to BNY Mellon in its capacity as a service provider hereunder;

IV.            No legal or administrative proceedings have been instituted or threatened which would materially impair BNY Mellon’s ability to perform its duties and obligations under this Agreement and BNY will notify the Trust, except as may be prohibited by applicable law, rule or agreement between BNY Mellon and any governmental authority, of any publicly filed legal, regulatory or administrative proceedings that have been instituted, which would materially impair BNY Mellon’s ability to perform its duties and obligations under this Agreement;

V.            BNY Mellon’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of BNY Mellon or any law or regulation applicable to it; and

VI.            BNY Mellon has and will continue to have access to the necessary facilities, equipment and personnel with suitable training, education, experience and skill to perform the services under this Agreement.

4.       Delivery of Documents.

The Trust shall promptly provide, deliver, or cause to be delivered, from time to time, to BNY Mellon the Trust’s Organizational Documents, and Documents and other materials used in the distribution of Shares, and all amendments thereto, as may be necessary for BNY Mellon to perform its duties hereunder. BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.

5.       Matters Regarding BNY Mellon.

(a)          Subject to the direction of the Sponsor and the provisions of this Agreement, BNY Mellon shall provide to the Trust the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b)          Certain service level agreements are set forth in the Service Level Agreement executed as of the Effective Date.

(c)          In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel necessary to provide its services hereunder.

(d)          BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Trust, distribution of shares of the Trust, maintenance of the Trust’s financial records other than as specifically provided in this Agreement or other services normally performed by the Trust’s counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person, and the Trust acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Trust, unless the parties hereto expressly agree in writing to any such increase in the scope of services.

The Parties agree that any new fees to be charged to the Trust that are related to any changes to the services required by any new or revised regulatory or other requirements shall be agreed upon in advance. The Trust shall cause its officers, advisors, Sponsor, distributor, legal counsel, independent auditors and accountants, current administrator (if any), transfer agent, and any other service provider (except if any such service provider is BNY Mellon or a BNY Mellon Affiliate) to cooperate with BNY Mellon and to provide BNY Mellon, upon its reasonable request, with such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons and which, in the opinion of BNY Mellon, is reasonably necessary in order to enable BNY Mellon to perform its duties hereunder. In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Trust to provide any information, documents or advice, or the failure of the Trust to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by the Trust when acting in accordance with such information, documents or advice relating to the Trust. All fees or costs charged by such persons shall be borne by the Trust. In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third-party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility or liability for, be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information.

(e)          Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

(f)          The Trust shall furnish BNY Mellon with any and all Instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Trust liabilities and expenses. BNY Mellon shall not be required to include as Trust liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state, or foreign income taxes unless the Trust shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value or the appropriate tax accrual rate to be applied and to be used by BNY Mellon to calculate such amount. The Trust shall also furnish BNY Mellon with valuations for assets of the Trust if BNY Mellon notifies the Trust that (i) the same are not available to BNY Mellon from a pricing service utilized, or subscribed to, by BNY Mellon which the Trust directs BNY Mellon to utilize, and which (ii) BNY Mellon in its reasonable judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Trust also may furnish BNY Mellon with valuations for assets of the Trust and instruct BNY Mellon in Instructions to use such information in its calculations hereunder. BNY Mellon shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any pricing service. In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Trust.

(g)          BNY Mellon may apply to an Authorized Person of the Trust for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it consistent with the Standard of Care and in accordance with such Instructions. Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(h)          BNY Mellon may consult with counsel to the Trust or its own counsel. To the extent BNY Mellon notifies the Trust of such advice, and the Trust, acting reasonably and in good faith, concur that reliance on such advice is reasonable as it relates to the Trust, BNY Mellon shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(i)          Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Trust of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Trust, (ii) the taxable nature or effect on the Trust or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Trust to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of the Trust making or not making any distribution or dividend payment, or any election with respect thereto.

(j)          BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(k)          BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by or on behalf of the Trust and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of assets; the amounts or formula for calculating the amounts and times of accrual of the Trust’s liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Trust assets; and the amounts receivable or the amounts payable for the sale or redemption of Trust Shares effected by or on behalf of the Trust.  In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets of the Trust, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Trust directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of any Trust assets by the Trust or any third party described in this sub-section even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of Trust assets.

(l)           BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Trust is or will be actually paid, but will accrue such interest until otherwise instructed by the Trust.

(m)          BNY Mellon shall not be responsible for damages or be liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by any event beyond its reasonable control, including, without limitation, labor difficulties within or without BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, failure of the mails, communications or computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.  BNY Mellon will promptly notify the Trust upon the occurrence of any such event and will use commercially reasonable efforts to minimize the effect of any such events. For the avoidance of doubt, the occurrence of any such event will not relieve BNY Mellon of its obligations to execute its business continuity and/or disaster recovery plans as described in Section 5(n), Section 5(o) and Exhibit B. In the event that the Trust reasonably believes that the occurrence of any such event will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than three (3) consecutive business days, the Trust may take commercially reasonable actions to mitigate the impact of such services not being provided, including, but not limited to, at the Trust’s expense, contracting with another service provider to provide such services during such period and/or engaging the Sponsor or an affiliate of the Sponsor to perform such services during such period; provided, that the Trust shall consult with BNY Mellon in good faith in connection with any such mitigation and BNY Mellon shall provide the Trust reasonable assistance in good faith in connection therewith; provided, further, that BNY Mellon shall resume providing, and the Trust shall pay for, such services when BNY Mellon resumes providing them, unless the Trust has terminated this Agreement pursuant to the terms of Section 12(c). Notwithstanding anything set forth in this Section 5(m), (i) in no event shall the Trust be obligated to pay any fees under this Agreement to BNY Mellon with respect to any services not actually provided during any event described in this Section 5(m), and (ii) the Trust shall have no responsibility to pay BNY Mellon for services temporarily performed by the Sponsor or a third party service provider. BNY Mellon shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation reasonably deemed necessary by BNY Mellon in the performance of its duties under this Agreement.

(n)          BNY Mellon has implemented and shall maintain in effect at all times during the terms of this Agreement, business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provision of services hereunder, and will be tested at least annually to validate whether the recovery strategies, requirements, and protocols are viable and sustainable. Such plans will, at a minimum, make reasonable provision for (i) periodic back-up of the computer files and data with respect to the Trust, (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, BNY Mellon shall provide a high-level presentation summarizing such plan.

(o)          BNY Mellon will establish, implement, maintain and periodically test systems, plans and procedures relating to data and cyber security, data privacy, disaster recovery and business continuity with respect to the services provided pursuant to this Agreement. BNY Mellon will implement an information security program consistent with the Information Security Program set forth in Exhibit B for the protection of information received from the Trust in connection with this Agreement.

(p)          BNY Mellon shall provide the Trust, as it may reasonably request, with a SOC 1 report (or any comparable successor report thereto) by independent public accountants on BNY Mellon’s system, relating to the services provided by BNY Mellon under this Agreement.

(q)          BNY Mellon will make commercially reasonable efforts to not remove or replace with any other person, any Key Personnel without providing notice to the Trust, unless such Key Personnel is being terminated or suspended or notification is not practicable under the circumstances.

(r)          The Trust may reasonably request the replacement of Key Personnel during the term of this Agreement, and BNY Mellon will comply with such requests except as prohibited by applicable law and on a commercially reasonable basis within a reasonable amount of time. The Parties may agree upon other conditions relating to Key Personnel from time to time.

(s)          BNY Mellon will establish a governance structure for the provision of services to the Trust and will consult with the Trust with respect to the appointment of persons to the positions for internal face-off on day-to-day matters.

(t)          It is understood and agreed by the parties hereto that under no circumstances will the services performed by BNY Mellon pursuant to this Agreement include any service, function or activity that would constitute a “virtual currency business activity” for purposes of the regulations issued by the Superintendent of the New York State Department of Financial Services (23 N.Y.C.R.R. Part 200).

6.            Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Trust, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of Sponsor, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Trust shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws and state and other applicable securities laws of the Trust or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy materials to the Trust’s shareholders or members, as applicable, all expenses incidental to holding meetings of Trust’s shareholders, and extraordinary expenses as may arise, including litigation affecting the Trust and legal obligations relating thereto for which the Trust may have to indemnify its officers, managers, and/or members, as may be applicable.

7.            Standard of Care; Indemnification; Insurance.

(a)          In no event will a Party be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if such party has been advised of the possibility of such losses or damages).

(b)          In performing its duties under this Agreement, BNY Mellon will exercise the standard of care and diligence that a prudent professional administrator responsible for providing administrative, compliance, valuation and computation services to 1933 Act registered Bitcoin Exchange Traded Products would observe in these affairs and shall act without bad faith, negligence, willful misconduct, willful misfeasance, fraud, or reckless disregard of its duties and obligations under this Agreement (the “Standard of Care”), and except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against the Trust, except those costs, expenses, damages, liabilities or claims to the extent arising out of BNY Mellon’s or any BNY Mellon Affiliate’s failure to meet the Standard of Care. BNY Mellon and any BNY Mellon Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Trust, or for delays caused by circumstances beyond BNY Mellon’s reasonable control, unless such loss, damage or expense arises out of BNY Mellon’s or any BNY Mellon Affiliate’s failure to meet the Standard of Care. Except as may otherwise be provided in an agreement between the parties, BNY Mellon’s cumulative maximum liability to the Trust and all persons claiming through the Trust for any losses whatsoever (including but not limited to those arising out of or related to this Agreement in any respect) and regardless of the form of action or legal theory shall not exceed the cumulative fees received by BNY Mellon for services provided by BNY Mellon hereunder during the twelve months immediately prior to the date of the first reported loss.

(c)          The Trust shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Trust), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate in accordance with the Standard of Care or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Trust’s Offering Materials or Documents (excluding information provided by BNY Mellon), (iii) any Instructions, or (iv) any opinion of legal counsel for the Trust or BNY Mellon (consistent with sub-section 5(h)), or arising out of transactions or other activities of the Trust which occurred prior to the commencement of this Agreement, provided, that the Trust shall not indemnify BNY Mellon nor any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under the preceding sub-section 7(b). This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Trust shall indemnify BNY Mellon and any BNY Mellon Affiliate against and save BNY Mellon and any BNY Mellon Affiliate harmless from any loss, damages or expenses, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

I.            Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by or on behalf of the Trust, by an Authorized Person, or by an authorized third party on behalf of the Trust;

II.            Any action or inaction reasonably taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions of the Trust or otherwise in accordance with the Standard of Care;

III.            Any action taken or omitted to be taken by BNY Mellon in good faith in accordance with the advice or opinion of counsel for the Trust or its own counsel (consistent with sub-section 5(h));

IV.            Any use by the Trust, the Sponsor or their agents, of any valuations or computations supplied by BNY Mellon pursuant to this Agreement that is in contravention of law or contractual arrangements applicable to the Trust, the Sponsor or their agents;

V.            The method of valuation of the assets of the Trust and the method of computing the Trust’s net asset value as set forth in the Offering Materials of the Trust, provided that BNY Mellon has adhered to such method in accordance with the Standard of Care;

VI.            Any valuation provided by the Trust with respect to Trust assets or any net asset value provided by the Trust; or

VII.            Any action or inaction reasonably taken or omitted to be taken in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for the Trust or its own counsel (consistent with sub-section 5(h)), shall be conclusively presumed to have been taken or omitted in good faith.

(d)          Subject to the limitations of liability set forth in Sections 7(a) and 7(b) with respect to BNY Mellon, BNY Mellon shall indemnify and hold harmless the Trust from and against losses, costs, expenses, damages, and liabilities (including reasonable attorneys’ fees and expenses), incurred by the Trust, as the result of BNY Mellon’s or a BNY Mellon Affiliate’s failure to meet the Standard of Care. This indemnity shall be a continuing obligation of BNY Mellon, its successors and assigns, notwithstanding the termination of this Agreement.

(e)          BNY Mellon will maintain, at all times during the term of this Agreement, errors and omissions insurance, fidelity bonds and such other insurance as BNY Mellon may deem appropriate, in each case in a commercially reasonable amount deemed by BNY Mellon to be sufficient to cover its potential liabilities under this Agreement, including without limitation cyber-liability insurance coverage deemed by BNY Mellon to be appropriate. Upon request, BNY Mellon agrees to provide the Trust with certificates of insurance.

(f)          In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which either Party may be required to indemnify the other, the Party seeking indemnification shall promptly notify the other Party of such assertion, and shall keep the other Party advised with respect to all material developments concerning such claim. The Party who may be required to indemnify shall have the right to control the defense of the claim, and the Party seeking indemnification shall have the option to participate in the defense of such claim, at its own cost and expense. The Party seeking indemnification will cooperate reasonably, at the indemnifying Party’s expense, with the indemnifying Party in the defense of such claim; provided, however, that the Party seeking indemnification shall not be required to take any action that would impair any claim it may have against the indemnifying Party. The Party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other Party may be required to indemnify it except with the other Party’s prior written consent. The indemnifying Party shall not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Party seeking indemnification, which consent shall not be unreasonably withheld, delayed or conditioned.

8.            Compensation.

For the services provided hereunder, the Trust agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by the Trust and BNY Mellon from time to time and such reasonable out-of-pocket expenses (e.g., postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly and shall be due and payable promptly after receipt of the invoice. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY Mellon, the Trust’s Net Asset Value shall be computed at the times and in the manner specified in the Trust’s Offering Materials and its current valuation policy.

9.            Records; Site Visits.

(a)          The books and records pertaining to the Trust which are in the possession or under the control of BNY Mellon shall be the property of the Trust. The Trust, and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by BNY Mellon to the Trust or to an Authorized Person including in connection with any regulatory request or examination, at the Trust’s expense.

(b)          BNY Mellon shall keep all books and records with respect to the services to be performed by BNY Mellon hereunder in the form and manner required by applicable law, rules and regulations. In addition, upon notification by the Trust that it is in receipt of or otherwise subject to a court order, regulatory request or order, subpoena, or other similar action or context necessitating the preservation of certain records maintained by BNY Mellon for the Trust, BNY Mellon shall promptly implement reasonable measures to preserve such records in accordance with the duration or other direction specified by the Trust in accordance with BNY Mellon’s policies and procedures and cooperate in the provision to the Trust of such records; provided, however, that if BNY Mellon is not able to accommodate any such request, it will reasonably assist the Trust in its efforts to preserve such records, including by transmitting such records to the Trust.

(e)          In addition to the foregoing, during the term of the Agreement, authorized representatives of the Trust may conduct periodic site visits of BNY Mellon’s facilities and inspect BNY Mellon’s records and procedures solely as they pertain to BNY Mellon’s services for the Trust under or pursuant to the Agreement. Such inspections shall occur during BNY Mellon’s regular business hours and shall be subject to availability of personnel to facilitate such site visits and to BNY Mellon’s confidentiality and security requirements.

10.            Term of Agreement.

(a)          This Agreement shall commence on the Effective Date and, unless terminated pursuant to its terms, shall continue in effect until 11:59 PM (Eastern time) on the date which is the third anniversary of the Effective Date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)          This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Trust or BNY Mellon gives written notice to the other Party of its intent not to renew and such notice is received by the other Party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a "Non-Renewal Notice"). In the event a Party provides a Non-Renewal Notice, this Agreement shall terminate with respect to the Trust at 11:59 PM (Eastern time) on the last day of the Initial Term or Renewal Term, as applicable.

(c)          Notwithstanding Sections 10(a) and (b), if the Trust or BNY Mellon materially breaches this Agreement (a “Defaulting Party”), the other Party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving at least thirty (30) days’ written notice of termination to Defaulting Party (a "Breach Termination Notice"), in which case this Agreement shall terminate as of 11:59 PM (Eastern time) on the last day of the applicable notice period following the date the Breach Termination Notice is given by the Non-Defaulting Party, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)          To the extent BNY Mellon receives a Red, Amber, Green (“RAG”) rating of “red” for a given Key Performance Indicator (“KPI”) as specified in the Service Level Agreement for two consecutive months (or other measurement period for such Service Level, if applicable), this shall constitute a “Service Level Deep Default.” BNY Mellon shall have a period of two (2) months (or two (2) consecutive measurement periods, if applicable) in which to cure the Service Level Deep Default (the “Cure Period”). If, during the Cure Period, BNY receives two or more red RAG ratings for the KPI that triggered a Service Level Deep Default, the Funds may terminate the Agreement with respect to that service upon thirty (30) days’ written notice to BNY Mellon.

(e)          Notwithstanding any other provision of this Agreement, BNY Mellon or the Trust may in its sole discretion terminate this Agreement immediately by sending notice thereof to the other Party upon the happening of any of the following: (i) the other Party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such other Party any such case or proceeding; (ii) the other Party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such Party or any substantial part of its property or there is commenced against such other Party any such case or proceeding; (iii) the other Party makes a general assignment for the benefit of creditors; or (iv) the other Party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. BNY Mellon or the Trust may exercise their termination right under this Section 10(d) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by BNY Mellon or the Trust of their termination right under this Section 10(d) shall be without any prejudice to any other remedies or rights available to BNY Mellon or the Trust and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 16 below, notice of termination under this Section 10(d) shall be considered given and effective when given, not when received.

(f)          Notwithstanding any provision of this Section 10 to the contrary, in the event that this Agreement is terminated in its entirety the Parties agree to continue operating under the terms of this Agreement as if this Agreement remained in full force and effect for up to one (1) year (up to 180 days in the event of termination under Sections 10(c)-(e) and 10(g)) or for such shorter period of time as the Parties mutually agree is necessary for BNY Mellon to transfer the books and records pertaining to the Fund or Funds which are in BNY Mellon’s possession or control to a successor service provider (the “Transition Period”); provided, that during any such Transition Period, BNY Mellon will be entitled to compensation for BNY Mellon’s Transition Period services pursuant to Section 8 and the provisions of this Agreement relating to the duties and obligations of BNY Mellon will remain in full force and effect.

(g)          The Trust may terminate this Agreement at any time upon ninety (90) days’ prior written notice in the event that the Sponsor determines to liquidate the Trust. BNY Mellon may terminate this Agreement at any time upon ninety (90) days’ written notice for any reason and upon thirty (30) days’ written notice in the event of a breach of the Trust’s representations contained in Section 3(i)(e) hereof.

11.            Amendment.

(a)          This Agreement may not be amended, changed or modified in any manner except by a written agreement duly executed by BNY Mellon and the Trust.

12.            Assignment; Subcontracting.

(a)          This Agreement shall extend to and shall be binding upon the Parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by the Trust without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the Trust. For the avoidance of doubt, (i) this Section 12(a) shall not apply to the merger, reorganization or consolidation of the Trust with another entity to which BNY Mellon provides administrative, compliance, valuation or computation services or similar services, the sale by the Trust of all, or substantially all of, its assets to another entity to which BNY Mellon provides administrative, compliance, valuation or computation services or similar services, or the liquidation or dissolution of the Trust and the distribution of the Trust’s assets, and (ii) without limiting the provisions of the first sentence of this Section 12(a), BNY Mellon shall have no right to prevent the merger, reorganization or consolidation of the Trust with another entity. BNY Mellon shall notify the Trust promptly following the execution of any agreement that would result in, or would be expected to result in, a change of control of BNY Mellon; provided that such information is publicly available information and that BNY Mellon makes such information available to its clients generally.

(b)          Notwithstanding the foregoing, and subject to any separate agreement between the parties, (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale or transfer of a majority or more of its assets, equity interests or voting control, provided that (A) BNY Mellon gives the Trust at least ninety (90) days' prior written notice (or such shorter notice as may be commercially practicable under the circumstances, as determined by BNY Mellon in good faith) of such assignment or transfer, (B) such assignment or transfer, in any such case, does not impair the provision of services under this Agreement in any material respect, , and (C) the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon, provided further, that if BNY Mellon assigns or transfers this Agreement pursuant to this Section 12(b)(i) to a non-BNY Mellon Affiliate without the written consent of the Trust, the Trust shall have the option, exercisable for ninety (90) days after receiving written notice of such assignment or transfer (or for such longer period as may be mutually agreed by the parties), to terminate this Agreement with respect to the Trust, (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate or to any unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder; and (iii) BNY Mellon, in the course of providing certain additional services requested by the Trust, including but not limited to, Typesetting or eBoard Book services (“Vendor Eligible Services”), as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer, or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality. BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and the Trust is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c)          As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the Trust will pay to BNY Mellon such fees as may be agreed to in writing by the Trust and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Trust.

13.            Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. the Trust hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction the Trust may now or hereafter be entitled to claim, for itself or its assets, immunity from any suit, execution, attachment (before or after judgment) or other legal process, the Trust irrevocably agrees not to claim, and it thereby waives, such immunity.

14.            Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

15.            No Waiver.

Each and every right granted to BNY Mellon or the Trust hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY Mellon or the Trust to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon or the Trust of any right preclude any other or future exercise thereof or the exercise of any other right.

16.            Notices.

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions), notices given hereunder will be: (a) addressed to BNY Mellon or the Trust at the address or email address set forth below (or such other address as either Party may designate in writing to the other Party) and (b) delivered either (i) by hand delivery, by certified mail, or by overnight delivery service, in each case with receipt acknowledged and postage or charges prepaid or (ii) by email (as a signed attachment) with confirmation of email receipt. All notices given in accordance with this Section will be effective upon receipt.

if to the Trust, at:

WisdomTree Digital Commodity Services, LLC

250 West 34th Street, 3rd Floor

New York, New York 10119

Email: legalnotice@wisdomtree.com

if to BNY Mellon, at:

BNY Mellon

240 Greenwich Street

New York, New York 10286

Attention: ETF Operations

with a copy to:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

17.            Counterparts/Headings.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument. All headings in this Agreement are for reference purposes only and not intended to affect in any way the interpretation or meaning of this Agreement.

18.            Confidentiality.

(a)          BNY Mellon shall keep confidential any information relating to the Trust’s business and the Trust shall keep confidential any information relating to BNY Mellon’s business (each, “Confidential Information”), except as expressly agreed in writing by the protected Party. Confidential Information shall include (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or BNY Mellon and their respective subsidiaries and affiliated companies; (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or BNY Mellon a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (iv) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (A) is already known to the receiving Party at the time it is obtained; (B) is or becomes publicly known or available through no wrongful act of the receiving Party; (C) is rightfully received from a third party who, to the best of the receiving Party’s knowledge, is not under a duty of confidentiality; (D) is released by the protected Party to a third party without restriction; (E) is requested or required to be disclosed by the receiving Party pursuant to a court order, subpoena, governmental or regulatory authority request or law; (F) is relevant to the defense of any claim or cause of action asserted against the receiving Party; (G) is Trust information provided by BNY Mellon in connection with an independent third party compliance or other review at the request of the Trust; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving Party. The Parties acknowledge that the existence and the terms of this Agreement may be publicly disclosed by the Trust pursuant to applicable law. Except as otherwise provided in this Agreement, nothing herein is intended to transfer ownership of the Trust’s Confidential Information to BNY Mellon. Provisions authorizing the disclosure of information shall survive any termination of this Agreement. The obligations set forth in this Section 18 shall survive any termination of this Agreement for a period of one (1) year after such termination.

(b)          Without limiting the generality of the preceding paragraph (a), BNY Mellon acknowledges and agrees that the Trust is prohibited by law from making selective public disclosure of information regarding holdings, that disclosure of any and all such information to BNY Mellon hereunder is made strictly under the conditions of confidentiality set forth in Section 18(a) hereof and solely for the purposes of the performance of accounting and administration services hereunder and that BNY Mellon shall apprise all such persons having access of the obligation hereunder and under applicable law to prevent unauthorized disclosure of such confidential information.

(c)          The parties acknowledge and agree that any breach of Section 18(a) hereof would cause not only financial damage, but irreparable harm to the other party, for which money damages will not provide an adequate remedy. Accordingly, in the event of a breach of Section 18(a) hereof, the non-breaching Party shall (in addition to all other rights and remedies they may have pursuant to this Agreement and at law or in equity) be entitled to an injunction, without the necessity of posting any bond or surety, to restrain disclosure or misuse, in whole or in part, of any information in violation of Section 18(a) hereof.

(d)          The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) The Trust consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Trust (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of the Trust’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer. The Trust confirms that it is authorized to consent to the foregoing.

19.            Disclosure of Certain Regulatory Matters.

At the request of the Trust, and provided that disclosure by BNY Mellon is not prohibited by applicable law, rule or agreement between BNY Mellon and any governmental authority BNY Mellon will make available to the Trust such publicly filed information regarding a criminal or regulatory investigation of BNY Mellon as it makes available to its clients generally. In each case, the Trust acknowledges and agrees that BNY Mellon’s failure to make any such information available to the Trust shall not be deemed a breach of this Agreement.

20.            Limitation of Liability.

This Agreement has been entered into by the Trust and was executed and delivered by an officer of its Sponsor, on behalf of the Trust, which officer was acting solely in his or her capacity as an officer of the Sponsor and not in his or her individual capacity and which Sponsor was acting solely in its capacity as sponsor of the Trust and not in its individual capacity. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Trust or the Sponsor, personally, but shall bind only the property of the Trust, as provided in the Trust’s Trust Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the date first written above.

WISDOMTREE BITCOIN FUND

By:	/s/ Jeremy Schwartz
Name:	Jeremy Schwartz
Title:	WisdomTree Digital Commodity Services, CEO
Date:	Nov 20, 2024

THE BANK OF NEW YORK MELLON

By:	/s/ Robert M Stein
Name:	Robert M Stein Jr.
Title:	Vice President

EXHIBIT A

I,       [Name]                       , of          [Trust Name], a [Delaware trust] (the “Trust”), do hereby certify that:

The following individuals serve in the following positions with the Trust, and each has been duly elected or appointed by the Trust to each such position and qualified therefor in conformity with the Trust’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of ___________________, 202__, between the Trust and The Bank of New York Mellon.

Name	Position	Signature

EXHIBIT B

Information Security Program

Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

I.            Information Security Program Overview.

A.            “Services” means the services provided under the Agreement.

B.            During the term of the Agreement, BNY Mellon will implement and maintain an information security program ("ISP") with written policies and procedures reasonably designed to protect the confidentiality and integrity of Customer’s Confidential Information provided to BNY Mellon in accordance with the Agreement and when in BNY Mellon’s possession or under BNY Mellon’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or its clients, and (iv) provide for secure disposal of Customer Data.

C.            BNY Mellon’s program is dynamic and may be modified to address technological changes or changes in the threat landscape, BNY Mellon’s business activities or other factors. BNY Mellon reserves the right to modify the ISP at any time, provided that BNY Mellon shall not diminish the overall level of protection this Exhibit is intended to provide.

II.            Security Incident Response and Notice.

A.            BNY Mellon will maintain a documented incident management process designed to ensure timely detection of security events and response thereto.

B.            In the event of a declared Security Incident, BNY Mellon will (i) promptly notify Customer, (ii) provide updates to Customer regarding BNY Mellon’s response and (iii) use reasonable efforts to implement measures designed to prevent a reoccurrence of Security Incidents of a similar nature.

C.            “Security Incident” means any known loss or unauthorized access, disclosure, use, alteration or destruction of Customer Data.

III.            Governance. BNY Mellon shall, upon request, (i) provide a copy of its most recent SSAE-18 or equivalent external audit report to Customer, which Customer may disclose solely to its internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating BNY Mellon’s security controls; (ii) engage a third party provider to perform penetration testing of BNY Mellon systems used to provide the Services and, upon request, provide Customer confirmation of such testing, and (iii) participate in Customer’s reasonable information security due diligence questionnaire process.

A. BNY Mellon shall also, no more than once in any 12 month period and upon request, on a mutually agreed date during business hours and subject to BNY Mellon’s facility security policies and availability of personnel:

(i) meet with Customer subject matter experts in a BNY Mellon clean room to review information security policies, procedures and similar related information; provided that no documentation may be copied, disclosed to any third party, or transmitted or removed from BNY Mellon premises except as mutually agreed in writing; and

(ii) permit access to a BNY Mellon data center used to process Customer Data and provide the Services by no more than three Customer representatives, including employees of a regulatory or supervisory authority of Customer that is also a regulatory or supervisory authority of BNY Mellon, for a maximum of 3 hours in order to conduct a visual inspection of the environment and its controls.

Notwithstanding any provision in the Agreement to the contrary, Customer shall not disclose any verbal or written information obtained during the foregoing meetings described in above subsections (i)-(ii) to any third party or use it for any purpose other than evaluating BNY Mellon’s security controls, without BNY Mellon’s prior written consent. Customer shall reimburse BNY Mellon for any costs and expenses reasonably incurred in connection with Customer’s review (including that of the regulatory or supervisory authority personnel) of BNY Mellon’s security controls and data center.

IV.            Network and Communications Security.

A.            Asset Management. BNY Mellon will maintain an inventory of its system components, hardware and software used to provide the Services, and will review and update such inventory in accordance with the ISP.

B.            Change Management. BNY Mellon shall require that changes to its network or software used to provide the Services are tested and applied pursuant to a documented change management process.

C.            Security Monitoring. BNY Mellon will monitor cyber threat intelligence feeds daily. BNY Mellon will deploy Denial of Service (DoS) and Distributed DoS solutions.

D.            Network Segmentation. BNY Mellon’s infrastructure utilizes a multi-tier architecture, including a DMZ, to isolate the internal infrastructure from external networks. Traffic from external sources will traverse firewalls and pass through multiple layers of malware protection prior to processing. BNY Mellon’s production environment used to provide the Services will be segregated from pre-production regions and BNY Mellon’s internal segment.

E.            Vulnerability Management. BNY Mellon will maintain a documented process to identify and remediate security vulnerabilities affecting its systems used to provide the Services. BNY Mellon will classify security vulnerabilities using industry recognized standards and conduct continuous monitoring and testing of its networks, hardware and software including regular penetration testing and ethical hack assessments. BNY Mellon will remediate identified security vulnerabilities in accordance with its process.

F.            Malicious Code. BNY Mellon will deploy industry standard malicious code protection and identification tools across its systems and software used to provide the Services.

G.            Communications. BNY Mellon will protect electronic communications used in the provision of Services, including instant messaging and email services, using industry standard processes and technical controls and in accordance with the ISP.

V.            Application Security. The ISP will require that in-house application development be governed by a documented secure software development life cycle methodology, which will include deployment rules for new applications and changes to existing applications in live production environments.

VI.            Logging. The ISP will require the maintenance of network and application logs as part of BNY Mellon’s security information and event management processes. Logs are retained in accordance with law applicable to BNY Mellon’s provision of the Services as well as BNY Mellon’s applicable policies. BNY Mellon uses various tools in conjunction with such logs, which may include behavioral analytics, security monitoring case management, network traffic monitoring and analysis, IP address management and full packet capture.

VII.	Data Security.

A.            Identity & Access Management. BNY Mellon will implement reasonable and industry recognized user access rules for users accessing Customer Data based on the need to know and the principle of least privilege, and including user ID and password requirements, session timeout and re-authentication requirements, unsuccessful login attempt limits, privileged access limits and multifactor authentication or equivalent safeguard where risk factors indicate that single factor authentication is inadequate.

B.            Data Segregation. The ISP will require that (i) Customer Data is stored in either physically or logically segregated databases from other BNY Mellon data and (ii) different databases are maintained for development, testing, staging and production environments used in the provision of Services.

C.            Encryption. BNY Mellon will (i) encrypt Customer Data in transit to an external network using transport layer security or other encryption method and (ii) protect Customer Data at rest, in each case as BNY Mellon determines to be appropriate in accordance with the ISP and law applicable to BNY Mellon’s provision of the Services.

D.            Remote Access. The ISP will restrict remote access to BNY Mellon systems to authorized users using multifactor authentication or equivalent safeguard, and will require such access to be logged.

E.            Devices. BNY Mellon will restrict the transfer of Customer Data from its network to mass storage devices. BNY Mellon will use a mobile device management system or equivalent tool when mobile computing is used to provide the Services. Applications on such authenticated devices will be housed within an encrypted container and BNY Mellon will maintain the ability to remote wipe the contents of the container.

F.            Data Leakage Prevention (DLP). BNY Mellon will deploy DLP tools reasonably designed to help detect and prevent unauthorized transfers of Customer Data outside BNY Mellon’s network.

G.            Disposal. BNY Mellon will maintain chain of custody procedures and require that any Customer Data requiring disposal be rendered inaccessible, cleaned or scrubbed from such hardware and/or media using industry recognized methods.

VIII.            Personnel. BNY Mellon will undertake background checks during the recruitment process of personnel involved in the provision of the Services, subject to applicable laws, and require its personnel involved in the provision of Services to undertake annual training on the aspects of the ISP applicable to the personnel’s job function.

IX.            Physical Security. BNY Mellon will deploy perimeter security such as barrier access controls around its facilities processing or storing Customer Data. The ISP will include (i) procedures for validating visitor identity and authorization to enter the premises, which may include identification checks, issuance of identification badges and recording of entry purpose of visit and (ii) physical security policies for personnel, such as a “clean desk” policy. In accordance with its ISP and applicable law, BNY Mellon will install closed circuit television (“CCTV”) systems and CCTV recording systems to monitor and record access to controlled areas, such as data centers and server rooms.

X.            Subcontracting. BNY Mellon will implement a third party governance program designed to provide oversight over unaffiliated third parties used to provide the Services (“Subcontractors”).

XI.            BCP/DR. BNY Mellon will implement business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the Services. Such plans shall cover the facilities, systems, applications and employees that are critical to the provision of the Services, and will be tested at least annually to validate that the recovery strategies, requirements and protocols are viable and sustainable.

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Trust officers, Trust counsel and accountants of the Trust, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

VALUATION AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation and computation accounting services for the Trust:

▪	Journalize investment, capital share and income and expense activities;
▪	Maintain individual ledgers for Trust assets;
▪	Maintain certain financial books and records for the Trust, including creation and redemption books and records, and Trust accounting records;
▪	Maintain historical tax lots for Trust assets;
▪	Reconcile cash (if applicable) and investment balances of the Trust with the Trust’s custodian(s);
▪	Record and reconcile capital stock activity with the transfer agent;
▪	Accrue and calculate daily contractual expenses;
▪	Calculate daily income and amortization
▪	Calculate capital gains and losses;
▪	Obtain quotes from pricing services as directed and approved by the Sponsor, or if such quotes are unavailable, then obtain such prices from the Sponsor, and in either case, calculate the market value of the Trust’s assets in accordance with the Trust's valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Trust's assets itself or to confirm or validate any information or valuation provided by the Sponsor or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations provided by pricing services or the Sponsor;
▪	Compute daily net asset value and daily net asset value per share, calculated in the manner described in the Trust’s Offering Materials;
▪	Transmit or make available a copy of the daily portfolio valuation to the Sponsor and as otherwise instructed by the Sponsor;
▪	Timely record corporate action events pursuant to specific instructions received from the Sponsor;
•	Publish basket to NSCC on each day on which trading occurs on the primary exchange on which the Trust’s shares trade.

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for the Trust:

Financial Statement Preparation & Review

•	Prepare financial statements for the Trust;
•	Prepare the Trust’s periodic shareholder reports (including Forms 10-Q and 10-K), including certain information furnished by the Trust to BNY Mellon, as required pursuant to the Securities and Exchange Act of 1934; and

Prepare, circulate and maintain the Trust’s financial reporting production calendar;

1

TAX SERVICES

BNY Mellon shall provide the following tax services for the Trust:

•	Prepare annual grantor trust tax reporting statements for client review and approval.
•	Participate in discussions of potential tax issues with the Trust and the Trust’s audit firm.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following fund administration services for the Trust:

▪	Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Trust approved invoices;
▪	Calculate Trust approved income and per share amounts required for periodic distributions to be made by the Trust;
▪	Calculate total return information in accordance with applicable U.S. securities and commodities laws and regulations;
▪	Coordinate the annual audit of the Trust’s financial statements by the Trust’s independent accountants to be included in the Trust’s Form 10-K, including the preparation of supporting audit work papers and other schedules.;

▪	Supply various normal and customary portfolio and Trust statistical data as requested on an ongoing basis; and
▪	Provide sub-certifications in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by BNY Mellon

IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY Mellon informs the Trust that any U.S. tax advice contained in any communication from BNY Mellon to the Trust (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

2